Exhibit 10.1

AMENDED AND RESTATED SERVICES AGREEMENT

THIS AMENDED AND RESTATED SERVICES AGREEMENT (this “Agreement”) is entered into on April 22, 2014 by and between Bio Blast Pharma Ltd. ("Company") and Dalia Megiddo through DM Medica Ltd. (“Service Provider").

WHEREAS,	Service Provider is interested in providing the Services (as defined below) to the Company through the Approved Employee (as defined below), and the Company is interested in receiving the Services from the Service Provider, all under the terms set forth below in this Agreement.

WHEREAS,	the Company and the Service Provider are parties to a service agreement dated August 20, 2013 ("Service Agreement") is hereby amended and replaced by this Agreement.

NOW THEREFORE, in consideration of the mutual premises, covenants and understandings contained herein, the parties agree as follows:

1.	Representations and Warranties; Previous Terms and Conditions

Service Provider represents and warrants to the Company that it is free to provide the Company, and declares that the Approved Employee (as defined hereinafter) is free to provide the Company on behalf of the Service Provider, the Services upon the terms contained in this Agreement, and that there are no contracts and/or restrictive covenants preventing full performance of Service Provider’s duties and obligations under this Agreement, including the provision of the Services through the Approved Employee.

2.	The Services

2.1.	Service Provider agrees and undertakes to provide to the Company management services functionally equivalent to the position of a CEO (“Services”).

2.2.	Service Provider agrees and undertakes to provide the Services exclusively through Dalia Megiddo (the “Approved Employee” or “Dalia”). The Approved Employee shall serve as the CEO of the Company. Service Provider represents and warrants that the foregoing Approved Employee is the only employee that was and will be involved with the performance of the Services under this Agreement. The parties agree that the provision of the Services through the Approved Employee is a fundamental term of this Agreement.

3.	Duties of Service Provider

3.1.	Service Provider, through the Approved Employee, undertakes to perform its duties and obligations under this Agreement with the highest degree of professionalism.

3.2.	Service Provider shall ensure that the Approved Employee shall devote his know-how, expertise, skills, experience and best efforts to the performance of the Services, and shall act to promote the Company’s business and affairs and shall perform and discharge the Services faithfully, with devotion, honesty and fidelity.

3.3.	Service Provider shall follow, and shall cause the Approved Employee to follow, the instructions of the Board of Directors of the Company.

3.4.	Exclusive Service. Service Provider shall ensure that during the period of this Agreement the Approved Employee shall devote all of his business time, attention and best efforts to further the business and interests of the Company.

It is further agreed and acknowledged that the Approved Employee, as an employee of the Service Provider, shall be entitled to receive from the Service Provider [__] vacation days per annum and sick days as customary for an employee in his position; the Service Provider and the Approved Employee shall coordinate with the Company any such vacation days in advance.

4.	Compensation

4.1.	Starting as of August 1st, 2013 (the "Effective Date"), the Company shall pay the Service Provider management fees, in an amount of NIS 51,980 per month (“Management Fees”).

4.2.	The Management Fees for each month during the Term (as defined below) shall be payable within 10 days following the beginning of the immediately following month, together with applicable V.A.T., against receipt by the Company of a duly issued tax invoice.

4.3.	In addition, the Company shall reimburse Service Provider for reasonable and customary out of pocket expenses incurred by the Approved Employee in connection with the performance of his duties under this Agreement, including travel expenses of the Approved Employee, all in accordance with the Company’s policies as determined by the Board of Directors from time to time. As a condition to reimbursement, Service Provider shall provide the Company with copies of all invoices, receipts and other evidence of expenditures as required by Company policy.

4.4.	The foregoing shall constitute full and final payment for the Services rendered pursuant to this Agreement and the Service Provider shall not be entitled to any further payment in connection therewith.

4A.	Compensation upon IPO

Subject to the approval of the Company's General Meeting, effective upon the closing of initial public offering of the Company's shares on NASDAQ ("IPO"):

4A.1.	The Management Fees shall be increased to $19,287 per month as of the closing of the IPO.

4A.2.	The Service Provider shall be entitled to a one-time IPO bonus of $90,000 plus VAT.

5.	Taxes

Service Provider shall bear any and all taxes imposed in connection with any payments made to it pursuant to this Agreement. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to Service Provider, Company shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority and provided to Company by Service Provider, or in the absence of such certification, at the rate determined by law.

6.	Status of the Parties

6.1.	The parties expressly declare and confirm that during the Term no employer - employee relationship shall exist between Company and any of Service Provider’s employees, including the Approved Employee and/or anyone on Service Provider’s behalf. Consequently, neither Service Provider nor Approved Employee shall be entitled to any benefits or privileges made available to employees of the Company, except for any meals arrangement and parking space, which the Company provides or shall provide to its employees, which shall apply to the Approved Employee as well.

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6.2.	Service Provider declares and represents that it has made, and shall continue to make, all mandatory and other payments in connection with the employment of the Approved Employee. Said payments shall include, without limitation, income tax, National Insurance, social benefits (including without limitation, pension insurance and disability insurance) and related payments and any and all other payments to any governmental or other relevant authority in connection with the employment of the Approved Employee.

6.3.	Without derogating from the above, the parties hereby agree that, in the event that–

6.3.1.	Service Provider and/or any of its employees, including the Approved Employee, and/or anyone on its behalf, shall claim the existence of an employer-employee relationship with Company, and/or shall claim monies and/or rights as an employee of Company, Service Provider shall reimburse and indemnify Company, at Company’s first demand, for any sum which shall be demanded of it in connection with such claims and/or determinations, as well as any and all expenses and/or costs incurred by Company relating to any such claims or determinations;

and/or

6.3.2.	the relationship between Company and any of Service Provider’s employees, including the Approved Employee, shall be regarded or determined by any governmental authority and/or any third party at any time hereafter as an employer-employee relationship, Service Provider shall reimburse and indemnify Company, at Company’s first demand, for any sum which shall be demanded of it in connection with such claims and/or determinations, as well as any and all expenses and/or costs incurred by Company relating to any such claims or determinations.

7.	Term and Termination

7.1.	Service Provider’s engagement has commenced on the Effective Date and shall continue until terminated in accordance with Sections 7.2 and 7.3 hereunder (such term shall be referred to in this agreement as the “Term”).

7.2.	Either party may terminate this Agreement for any reason or without reason at any time by furnishing the other party with a notice of termination (the “Notice of Termination”) 60 days prior to such Notice of Termination having effect (the “Notice Period"). Unless the Company has waived its right to receive any and/or all of Service Provider’s services under this Agreement during the Notice Period, or any part thereof, Service Provider shall be obligated to continue to discharge and perform all of its duties and obligations under this Agreement, and to ensure that the Approved Employee continues to perform said duties and obligations on its behalf and that he shall take all steps, satisfactory to Company, to ensure the orderly transition to any person or entity designated by Company of all matters handled by Service Provider through its Approved Employee during the course of the provision of the Services.

7.3.	Without derogating from the above, the Company shall be entitled to terminate this Agreement for Cause (as defined below) forthwith, and without prior notice, and the Service Provider or the Approved Employee shall not be entitled to any compensation whatsoever due to such early termination.

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For Purposes hereof, “Cause” shall mean: (i) a material breach of the Service Provider's representations, warranties or obligations pursuant to this Agreement, including without limitation a breach by Approved Employee of its obligations under the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Undertaking; (ii) a serious breach of trust by Service Provider or by Approved Employee including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company, unless such activities are clearly authorized by the Company; (iii) any material failure or refusal by Service Provider or by Approved Employee, to comply with the Company’s rules or policies as shall be in effect from time to time; or (iv) the Service Provider's or the Approved Employee's conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving moral turpitude.

8.	No Conflicting Obligations

During the Term, Service Provider has not disclosed and shall not disclose to the Company any confidential information or material belonging to a third party, unless Service Provider has first received the written approval of such third party and presents such approval to the Company.

9.	Confidentiality

Service Provider and Approved Employee signed a Confidentiality, Non-Competition, Non-Solicitation, and Intellectual Property Rights Undertaking as part of the Services Agreement, a copy of which is attached hereto as Exhibit “A”.

10.	Written Undertakings by Approved Employees

Service Provider shall cause the Approved Employee to sign, and shall ensure the complete fulfillment by Approved Employee of, the Confirmation of Absence of Employer-Employee Relationship attached hereto as Exhibit “B”.

11.	General

11.1.	Neither party may assign or authorize transfer of the whole or any part of this Agreement to any third party without prior written consent of the other party.

11.2.	Either party's failure at any time to require strict compliance by the other party of the provisions of this Agreement shall not diminish such party's right thereafter to demand strict compliance therewith or with any other provision. Waiver of any particular default shall not constitute a waiver of any other default.

11.3.	All disputes with respect to this Agreement shall be determined in accordance with the laws of the State of Israel and the competent courts in Tel-Aviv, Israel shall have exclusive jurisdiction of any such dispute.

11.4.	This Agreement contains and sets forth the entire agreement and understanding between the parties with respect to the subject matter contained herein, and as such supersedes all prior discussions, agreements, representations and understandings in this regard.

11.5.	This Agreement shall not be modified, except by an instrument in writing signed by both parties.

11.6.	The provisions of Sections 6, 9 and 10 and Exhibits A and B hereof, shall survive the termination of this Agreement.

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11.7.	Each notice and/or demand given by one party to the other pursuant to this Agreement shall be given in writing and shall be sent by registered mail or delivered by hand to the other party at the address as follows:

If to Company: Bioblast Pharma Ltd. 35 Ehad Haam St., Tel Aviv Israel

If to Service Provider: DM Medica Ltd., Attn: Dalia Megiddo, Nataf 90804 Israel

and such notice and/or demand shall be deemed given at the expiration of three (3) days from the date of mailing by registered mail or immediately if delivered by hand. Such address shall be effective unless notice of a change in address is provided by registered mail to the other party.

11.8.	The captions contained herein are for the convenience of the parties only and shall not affect the construction or interpretation of any provision hereof.

In witness whereof, the parties have executed this Agreement as of the date set forth above:

/s/ Ehud Gilboa	/s/ D. Megiddo
Bio Blast Pharma Ltd.	DM Medica Ltd.

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Exhibit “B”

Confirmation of Absence of Employer-Employee Relationship

I, the undersigned, Dalia Megiddo, bearer of Israeli I.D. no [____________] irrevocably warrant and undertake towards the Company (as defined hereunder) as follows:

1.	For purposes of this undertaking, “Company” shall mean Bioblast Pharma Ltd. and/or any of its affiliates.

2.	All capitalized terms used herein shall, unless otherwise defined, have the meanings ascribed to them in the Services Agreement.

3.	I am an employee of the Service Provider, which is providing Services to Company through the undersigned. I agree to provide the Services as described in the Services Agreement and to comply with all requirements of the Services Agreement which are applicable to me personally.

4.	I declare and confirm that I was not, nor will I be, at any time during the Term, an employee of Company and that there did not, nor are there now, nor shall there exist during the Term, an employer-employee relationship between myself and Company. I further declare and confirm that I neither have, nor shall in the future have, any claim and/or demand and/or contention against Company in connection with the Services and/or the period during which the Services are provided.

5.	In the event that despite the aforesaid, and despite my express declaration in paragraph 4 above, I claim, and/or it is determined by any judicial authority pursuant to law, that an employer-employee relationship has been created between myself and Company, at any time during the Term, or any part thereof, (“Relevant Period”), then the following provisions shall apply -

5.1.	For the Relevant Period my total monthly salary shall be that sum which is equal to 65% of the gross consideration paid by the Company during the Relevant Period for the services rendered by me (the “Monthly Wage”). This Monthly Wage shall be deemed to cover all of Company’s obligations of whatever origin in connection with said relationship between Company and myself, with the exception of those rights as to which a global payment may not be set as a matter of law.

5.2.	I shall be liable to pay to Company that sum which is equal to the gross consideration paid by the Company to the Service Provider during the Relevant Period for the services rendered by me, linked to the Israeli consumer price index (the base index - the index known on the date of each payment made in the course of the Relevant Period; the new index - the index known on the date of actual payment to Company).

5.3.	Company shall be entitled to set-off the amounts to which the Company shall be entitled under Section 5.2 above, from any and all amounts determined to be owing to me as a result of the foregoing claims and/or determinations.

5.4.	The aforestated shall also be deemed a settlement and an admission of payment for purposes of section 29 of the Severance Pay Law – 1963.

6.	Without derogating from the provisions of Section 5, above, I undertake that, in the event that an action be brought, or a claim made, against Company by me and or by any third party, including, without limitation, the various tax authorities (Income tax, National Insurance) and/or any other governmental authority, and it is determined in connection therewith by a judicial authority pursuant to law, that an employer-employee relationship existed and/or exists between myself and Company, at any time during the Relevant Period, I shall compensate and/or indemnify Company, immediately upon its first demand, for any amount which it shall pay.

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7.	I am aware that the aforestated in connection with the absence of an employer-employee relationship between myself and Company is a condition precedent to Company’s entering into the Agreement.

8.	The provisions of this Exhibit A shall survive termination of any or both of my employment agreement with Service Provider and the Services Agreement for any reason, and shall remain in full force and effect at all times thereafter.

IN WITNESS WHEREOF the undersigned has affixed his signature hereto on the day and year first set forth above.

/s/ D. Megiddo
Dalia Megiddo

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